UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

LADENBURG THALMANN FINANCIAL SERVICES INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

LADENBURG THALMANN FINANCIAL SERVICES INC.
4400 Biscayne Boulevard, 12th Floor

Miami, Florida 33137

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Ladenburg Thalmann Financial Services Inc. will hold its annual meeting of shareholders at its offices located at 4400 Biscayne Boulevard, Miami, Florida, 33137 on November 10, 2011 at 10:00 a.m., for the following purposes, as further described in the attached proxy statement:

1.	to elect eleven directors to our board of directors;
2.	to hold an advisory vote on executive compensation, which we refer to as the “say on pay vote”;
3.	to hold an advisory vote on the frequency of holding the say on pay vote in the future;
4.	to ratify the appointment of EisnerAmper LLP as our independent registered public accounting firm for fiscal 2011; and
5.	to transact any other business properly presented at the meeting and at any postponements or adjournments.

You may vote at the meeting and at any postponements or adjournments if you were a record owner of our common stock at the close of business on October 3, 2011.

Your vote is important. Whether or not you plan to attend the annual meeting, we encourage you to read the attached proxy statement and promptly vote your shares using the enclosed proxy card. Please sign and date the accompanying proxy card and mail it in the enclosed addressed, postage-prepaid envelope. You may revoke your proxy if you so desire at any time before it is voted.

By Order of the Board of Directors Richard J. Lampen, President and Chief Executive Officer

Miami, Florida
October 6, 2011

i

LADENBURG THALMANN FINANCIAL SERVICES INC.

PROXY STATEMENT

Our board of directors is soliciting proxies for the 2011 annual meeting of shareholders to be held on November 10, 2011. This proxy statement and the enclosed form of proxy contain important information for you to consider in deciding how to vote on the matters brought before the annual meeting.

We first sent this proxy statement to shareholders on or about October 7, 2011. Our board of directors set October 3, 2011 as the record date for the 2011 annual meeting. Shareholders of record who owned our stock at the close of business on that date may vote and attend the 2011 annual meeting. As of the record date, we had 182,939,152 shares of common stock issued and outstanding, our only outstanding class of voting securities. Each holder of our common stock is entitled to one vote for each share held on the record date.

What matters am I voting on?

You will be voting on:

•	the election of eleven directors to hold office until the next annual meeting of shareholders and until their successors are elected and qualified;
•	an advisory vote on executive compensation, or the say on pay vote;
•	an advisory vote on the frequency of holding the say on pay vote in the future;
•	the ratification of the appointment of EisnerAmper LLP as our independent registered public accounting firm for fiscal 2011; and
•	any other business that may properly come before the meeting.

Who may vote?

Holders of our common stock at the close of business on October 3, 2011, the record date, may vote at the meeting. As of the close of business on the record date, 182,939,152 shares of our common stock were outstanding. Each shareholder has one vote for each share of common stock owned on the record date.

When and where is the meeting?

We will hold the meeting on November 10, 2011, at 10:00 a.m. local time at our offices located at 4400 Biscayne Blvd., Miami, Florida 33137.

What is the effect of giving a proxy?

Proxies in the form enclosed are solicited by and on behalf of our board. The persons named in the proxy have been designated as proxies by our board. If you sign and return the proxy in accordance with the procedures described in this proxy statement, the persons designated as proxies by the board will vote your shares at the meeting as specified in your proxy.

If you duly execute the proxy card but do not specify how you want to vote, your shares will be voted:

•	FOR the election as directors of the nominees listed below under Proposal I;
•	FOR the advisory vote on executive compensation under Proposal II;
•	FOR the advisory vote on executive compensation being held every year under Proposal III; and
•	FOR the ratification of the appointment of EisnerAmper LLP as our independent registered public accounting firm for fiscal 2011 as described under Proposal IV.

If you give your proxy, the proxies named on the proxy card also will vote your shares in their discretion on any other matters properly brought before the meeting.

Can I change my vote after I voted?

You may revoke your proxy at any time before it is exercised by:

•	delivering written notification of your revocation to our secretary;
•	voting in person at the meeting; or
•	delivering another proxy bearing a later date.

Please note that your attendance at the meeting will not alone serve to revoke your proxy.

What is a quorum?

A quorum is the minimum number of shares required to be present at the meeting for the meeting to be properly held under our bylaws and Florida law. The presence, in person or by proxy, of a majority of all outstanding shares of common stock entitled to vote at the meeting will constitute a quorum. If less than a majority of outstanding shares entitled to vote are represented at the annual meeting, a majority of the shares so represented may adjourn the annual meeting to another date, time or place. Notice need not be given of the new date, time or place if announced at the meeting before an adjournment is taken.

If I hold shares in the name of a broker, bank or other nominee, who votes my shares?

If your shares are held in “street name” (that is, if they are held in the name of a bank, broker or other nominee), you will receive instructions on how to vote from your bank, broker or other nominee. It will then be the nominee’s responsibility to vote your shares for you in the manner you direct.

Under applicable rules of national securities exchanges, brokers may generally vote on routine matters, such as the ratification of our independent auditors as set forth in Proposal IV, but may not vote on non-routine matters, such as the election of directors as set forth in Proposal I and each of the non-binding advisory votes set forth in Proposals II and III, unless they have received voting instructions from the person for whom they are holding shares. Consequently, it is very important that you vote your shares for the election of directors and for the non-binding advisory votes on executive compensation. If you do not provide voting instructions to your broker, then your broker cannot vote on any non-routine matter, and the broker will return the proxy card to us, indicating that he or she does not have the authority to vote on that matter. That is generally referred to as a “broker non-vote.”

Other than the ratification of our auditors as set forth in Proposal IV, all other proposals described in this proxy statement are non-routine matters; therefore, we strongly encourage you to provide instructions to your broker as to how you want your shares voted on all matters to be brought before the meeting. You should do this by carefully following the instructions your broker gives you concerning its procedures. This will ensure that your shares are voted at the meeting.

If your shares are held in “street name” and you wish to vote in person at the meeting, you should contact the broker or other nominee who holds your shares to obtain a broker’s proxy card that you can bring with you to the meeting. You will not be able to vote at the meeting unless you have a proxy card from your broker.

How are abstentions and broker non-votes treated?

Abstentions and broker non-votes are counted as present for purposes of determining the presence of a quorum, but they are not counted as votes either in favor of or against any matter to be brought before the annual meeting.

How may I vote?

You may vote your shares by submitting your proxy by mail or by attending the meeting. If you vote by mail, date, sign and return the accompanying proxy in the envelope enclosed for that purpose (to which no postage need be affixed if mailed in the United States). You may specify your choices by marking the appropriate boxes on the proxy card. If you attend the meeting, you may deliver your completed proxy card in person or fill out and return a ballot that will be supplied to you at the meeting.

How many votes are needed for approval of each matter?

Assuming a quorum is present at the annual meeting, nominees for directors are elected by a plurality of the votes cast at the meeting. “Plurality” means that the eleven individuals who receive the greatest number of votes cast “FOR” are elected as directors. Additionally, assuming a quorum is present, the outcome of the vote on the frequency of the say on pay vote will be determined by a plurality of the votes cast, which means that we will take under advisement the choice (every one year, two years or three years) that receives the most votes.

If a quorum is present at the annual meeting, each other proposal described in this proxy statement and any other proposal that may properly be brought before the meeting will be approved if the number of votes cast in favor of such proposal exceeds the number of votes cast opposing such proposal.

Are there any rules regarding admission to the annual meeting?

Yes.  You are entitled to attend the annual meeting only if you were, or you hold a valid legal proxy naming you to act for, one of our shareholders on the record date. Before we will admit you to the meeting, we must be able to confirm:

•	your identity by reviewing a valid form of photo identification, such as a driver’s license; and
•	that you were, or are validly acting for, a shareholder of record on the record date by:
➢	verifying your name and stock ownership against our list of registered shareholders, if you are the record holder of your shares;
➢	reviewing other evidence of your stock ownership, such as your most recent brokerage or bank statement, if you hold your shares in street name; or
➢	reviewing a written proxy that shows your name and is signed by the shareholder you are representing, in which case either the shareholder must be a registered shareholder or you must have a brokerage or bank statement for that shareholder as described above.

If you do not have a valid picture identification and proof that you owned, or are legally authorized to act for someone who owned, shares of common stock on October 3, 2011, you will not be admitted, or permitted to vote at, to the meeting.

At the entrance to the meeting, we will verify that your name appears in our stock records or will inspect your brokerage or bank statement as your proof of ownership and any written proxy you present as the representative of a shareholder. We will decide whether the documentation you present for admission to the meeting meets the requirements described above.

Share Ownership

The table below shows the number of shares of our common stock beneficially owned as of October 3, 2011 by (i) those persons or groups known to beneficially own more than 5% of our common stock, (ii) each of our directors and director nominees, (iii) each executive officer named in the Summary Compensation Table below, who we refer to as Named Executive Officers and (iv) all directors and executive officers as a group. Percentage ownership information is based on 182,939,152 shares of our common stock issued and outstanding as of October 3, 2011.

	Beneficial ownership of our common stock
Name and Address of Beneficial Owner	Number of Shares		Percent
Phillip Frost, M.D. and related entities 4400 Biscayne Boulevard, 15th Floor Miami, Florida 33137	58,997,130	(1)	31.35%
New Valley LLC 100 S.E. Second Street Miami, FL 33131	13,891,205	(2)	7.59%
Howard M. Lorber	4,326,674	(3)	2.35%
Mark Zeitchick	4,220,400	(4)	2.28%
Richard J. Rosenstock	3,397,250	(5)	1.85%
Richard J. Lampen	2,606,131	(6)	1.41%
Jacqueline M. Simkin	1,549,930	(7)	*
Saul Gilinski	1,113,600	(8)	*
Dr. Richard M. Krasno	395,500	(9)	*
Henry C. Beinstein	182,835	(10)	*
Jeffrey S. Podell	162,013	(11)	*
Brian S. Genson	150,000	(12)	*
Brett H. Kaufman	140,000	(13)	*
All directors and executive officers as a group (12 persons)	91,192,668	(14)	46.74%

* Less than 1 percent.

(1)	Represents (i) 10,763,699 shares of common stock held by Frost Gamma Investments Trust, a trust organized under Florida law (“Gamma Trust”), (ii) 43,013,431 shares of common stock held by Frost Nevada Investments Trust (“Nevada Trust”), a trust organized under Florida law, (iii) 3,220,000 shares of common stock issuable upon exercise of currently exercisable options held by Dr. Frost and (iv) 2,000,000 shares of Common Stock issuable upon exercise of currently exercisable warrants held by Nevada Trust. Dr. Frost is the sole trustee of both Gamma Trust and Nevada Trust. As the sole trustee of Gamma Trust and Nevada Trust, Dr. Frost may be deemed the beneficial owner of all shares owned by Gamma Trust and Nevada Trust, respectively, by virtue of his power to vote or direct the vote of such shares or to dispose or direct the disposition of such shares owned by such trusts. Accordingly, solely for purposes of reporting beneficial ownership of such shares pursuant to Section 13(d) of the Securities Exchange Act of 1934, which we refer to as the Exchange Act, each of Dr. Frost, Gamma Trust and Nevada Trust will be deemed to be the beneficial owner of the shares held by any other such person. The foregoing information was derived from a Schedule 13D filed with the SEC on December 9, 1997, as amended, as well as from information made known to us.
(2)	New Valley LLC is wholly-owned by Vector Group Ltd. The business address of New Valley LLC and Vector Group Ltd. is 100 S.E. Second Street, Miami, Florida 33131.
(3)	Represents (i) 2,669,580 shares of common stock held directly by Mr. Lorber, (ii) 301,227 shares of common stock held by Lorber Epsilon 1999 Limited Partnership, a Delaware limited partnership, (iii) 220,800 shares of common stock held by Lorber Alpha II Limited Partnership, a Nevada limited partnership, (iv) 1,135,000 shares of common stock issuable upon exercise of currently exercisable options held by Mr. Lorber and (v) 67 shares of common stock held of record by Citibank N.A. as custodian for the benefit of Howard Lorber Rollover IRA. Mr. Lorber indirectly exercises sole voting power and sole dispositive power over the shares of common stock held by the partnerships. Lorber Epsilon 1999 LLC, a Delaware limited liability company, is the general partner of Lorber Epsilon 1999 Limited Partnership. Lorber Alpha II Limited Partnership is the sole member of, and Mr. Lorber is the manager of, Lorber Epsilon 1999 LLC. Lorber Alpha II, Inc., a Nevada corporation, is the general partner of Lorber Alpha II Limited Partnership. Mr. Lorber is the director, officer and principal stockholder of Lorber Alpha II, Inc. Does not include (i) the shares of common stock beneficially owned by New Valley LLC, of which Mr. Lorber serves as an executive officer and director of its parent, Vector Group Ltd., and (ii) 590,824 shares of common stock held by the Lorber Charitable Fund, a New York not-for-profit corporation, of which family members of Mr. Lorber serve as directors and executive officers.
(4)	Includes (i) 1,895,400 shares of common stock held of record by MZ Trading LLC, of which Mr. Zeitchick is the sole managing member; and (ii) 2,325,000 shares of common stock issuable upon exercise of currently exercisable options held by MZ Trading.
(5)	Represents (i) 338,532 shares of common stock held directly by Mr. Rosenstock, (ii) 2,536,750 shares of common stock held of record by The Richard J. Rosenstock Revocable Living Trust Dated 3/5/96, of which Mr. Rosenstock is the sole trustee and beneficiary, (iii) 50,000 shares of common stock held of record by the NFS/FMTC Rollover IRA for the benefit of Richard J. Rosenstock, (iv) 5,000 shares of common stock held of record by the NFS/FMTC IRA for the benefit of Richard J. Rosenstock, (v) 5,000 shares of common stock held of record by the NFS/FMTC IRA for the benefit of Roni L. Rosenstock, Mr. Rosenstock’s wife, (vi) 280,000 shares of common stock issuable upon exercise of currently exercisable options held by Mr. Rosenstock and (vii) 425,500 shares of common stock issuable upon exercise of currently exercisable warrants held by Roni L. Rosenstock.
(6)	Includes 1,920,000 shares of common stock issuable upon exercise of currently exercisable options held by Mr. Lampen. Does not include the shares of common stock beneficially owned by New Valley LLC, of which Mr. Lampen serves as an executive officer of its parent, Vector Group Ltd.
(7)	Represents (i) 614,930 shares of common stock held by the Jacqueline Simkin Revocable Trust as Amended and Restated 12/16/03, of which Ms. Simkin is the sole trustee, (ii) 724,000 shares of common stock held by the LTS Grantor Retained Annuity Trust dated 04/08/10, of which Ms. Simkin is a trustee and (iii) 211,000 shares of common stock held by the Jacqueline Simkin Charitable Remainder Unitrust dated 09/06/02, of which Ms. Simkin is a co-trustee.
(8)	Includes 100,000 shares of common stock issuable upon exercise of currently exercisable options held by Mr. Gilinski.
(9)	Includes 100,000 shares of common stock issuable upon exercise of currently exercisable options held by Dr. Krasno.
(10)	Includes (i) 1,532 shares of common stock held of record in the individual retirement account of Mr. Beinstein’s spouse and (ii) 160,000 shares of common stock issuable upon exercise of currently exercisable options held by Mr. Beinstein.
(11)	Includes 120,000 shares of common stock issuable upon exercise of currently exercisable options held by Mr. Podell.
(12)	Includes 120,000 shares of common stock issuable upon exercise of currently exercisable options held by Mr. Genson.
(13)	Includes 125,000 shares of common stock issuable upon exercise of currently exercisable options held by Mr. Kaufman.
(14)	Includes 12,090,500 shares of common stock issuable upon exercise of currently exercisable options and warrants.

Code of Ethics

In February 2004, our board adopted a code of ethics that applies to our directors, officers and employees as well as those of our subsidiaries. The code of ethics is available at http://ir.stockpr.com/ladenburg/governance-documents.

PROPOSAL I

ELECTION OF DIRECTORS

Eleven directors will be elected to hold office until the next annual meeting of shareholders or until their respective successors are duly elected and qualified or their earlier death, resignation or removal. All of the nominees currently serve as directors.

The proxies solicited by our board of directors will be voted FOR the election of these nominees unless you provide other instructions. Our articles of incorporation do not provide for cumulative voting. Should any nominee become unavailable to stand for election, the proxies may be voted for a substitute nominee designated by the board, or the board may reduce the number of authorized directors.

We believe that the combination of the various qualifications, skills and experiences of our directors contribute to the effectiveness and orderly functioning of our board and that, individually and as a whole, our directors possess the necessary qualifications to provide effective oversight of our business and quality advice to our management. Information regarding the experience and qualifications of each director nominee is set forth below.

Henry C. Beinstein, 68 Director since 2001	Mr. Beinstein has been a director of Vector Group Ltd., a New York Stock Exchange listed holding company, since 1994. Vector Group is engaged principally in the tobacco business through its Liggett Group LLC subsidiary and in the real estate and investment business through its New Valley LLC subsidiary. New Valley owns 50% of Douglas Elliman Realty, LLC, which operates the largest residential brokerage company in the New York metropolitan area. Mr. Beinstein has been a director of Castle Brands Inc., an NYSE Amex listed company which markets and imports premium spirits, since January 2009. Since January 2005, Mr. Beinstein has been a partner of Gagnon Securities, LLC, a broker-dealer and a FINRA member firm, and has been a money manager and an analyst and registered representative of such firm since August 2002.
Mr. Beinstein retired in August 2002 as the executive director of Schulte Roth & Zabel LLP, a New York-based law firm, a position he had held since August 1997. Before that, Mr. Beinstein had served as the managing director of Milbank, Tweed, Hadley & McCloy LLP, a New York-based law firm, commencing in November 1995. From April 1985 through October 1995, Mr. Beinstein was the executive director of Proskauer Rose LLP, a New York-based law firm. Mr. Beinstein is a certified public accountant in New York and New Jersey and prior to joining Proskauer was a partner and national director of finance and administration at Coopers & Lybrand. Mr. Beinstein’s pertinent experience, qualifications, attributes and skills include financial literacy and expertise, managerial experience through his years at Coopers & Lybrand, Proskauer Rose LLP, Milbank, Tweed, Hadley & McCloy LLP and Schulte Roth & Zabel LLP, and the knowledge and experience he has attained through his service as a director of publicly-traded corporations.

Phillip Frost, M.D., 74 Director since 2004	Dr. Frost has served as chairman of our board of directors since July 2006. He also served as a member of our board of directors from May 2001 until July 2002. In March 2010, Dr. Frost was named chairman of the board of Teva Pharmaceutical Industries Ltd., a pharmaceutical company, and had previously served as vice chairman of the board of directors since January 2006. Since March 2007, he has served as chairman of the board and chief executive officer of OPKO Health, Inc., a multi-national biopharmaceutical and diagnostics company. From 1972 to 1990, Dr. Frost was the chairman of the Department of Dermatology at Mt. Sinai Medical Center of Greater Miami, Miami Beach, Florida. From 1972 to 1986, Dr. Frost was chairman of the board of directors of Key Pharmaceuticals, Inc., and from 1987 to January 2006, he served as chairman of the board of directors and chief executive officer of IVAX Corporation. Dr. Frost also serves as chairman of the board of directors of PROLOR Biotech, Inc., a development stage biopharmaceutical company.
Dr. Frost is a currently a director of Continucare Corporation, a provider of outpatient healthcare services, and Castle Brands Inc. He also serves as Chairman of Temple Emanu-El, as a member of the Florida Council of 100 and as a trustee for each of the University of Miami, the Scripps Research Institute, the Miami Jewish Home for the Aged, and the Mount Sinai Medical Center. Dr. Frost previously served as a director for Northrop Grumman Corp., Ideation Acquisition Corp., Protalix Bio Therapeutics, Inc., and Cellular Technical Services Company, Inc. (now SafeStitch Medical, Inc.), as chairman of Ivax Diagnostics, Inc. and as governor and co-vice-chairman of the American Stock Exchange (now NYSE Amex). Dr. Frost’s pertinent experience, qualifications, attributes and skills include financial literacy and expertise, industry knowledge, managerial experience, and the knowledge and experience he has attained through his service as a director of publicly-traded corporations.
Brian S. Genson, 62 Director since 2004	Mr. Genson has been president of Pole Position Investments, a company engaged in the motor sport business, since 1989. Mr. Genson also serves as a managing director of F1Collectors.com and F1 Action located in Buntingford, England, which is engaged in investing in the motor sport industry. Mr. Genson was also responsible for introducing Ben and Jerry’s Ice Cream Company to the Japanese market. Mr. Genson also serves as a director of Nathan’s Famous. Mr. Genson’s pertinent experience, qualifications, attributes and skills include managerial experience and experience he has attained through his service as a director of publicly-traded corporations.
Saul Gilinski, 56 Director since 2006	Mr. Gilinski has served as president and a director of Osmopharm S.A., a Swiss-based manufacturer of modified release pharmaceutical active ingredients, since 1999. He has served as the chairman of C.I. Farmacapsulas S.A., a manufacturer of pharmaceutical capsules, since 1985. Since December 2003, Mr. Gilinski has served as chairman of Capscanada Corporation, a Canada-based manufacturer of pharmaceutical capsules. Since 1994, he has served as chairman of Ajix, Inc., a distribution import/export company. He is also a director of Premier Commercial Realty, Inc., a commercial property developer in South Florida. Mr. Gilinski’s pertinent experience, qualifications, attributes and skills include financial literacy and expertise and managerial experience.

Dr. Richard M. Krasno, 69 Director since 2006	Dr. Krasno has served as the executive director of the William R. Kenan, Jr. Charitable Trust and as president of the four affiliated William R. Kenan, Jr. Funds since October 1999. Prior to joining the Trust, Dr. Krasno was the president of the Monterey Institute of International Studies in Monterey, California. Dr. Krasno also serves as Chairman of the Board of Directors of the University of North Carolina Health Care System. From 1981 to 1998, he served as president and chief executive officer of the Institute of International Education in New York. He also served as Deputy Assistant Secretary of Education in Washington, D.C. from 1979 to 1980. Dr. Krasno’s pertinent experience, qualifications, attributes and skills include financial literacy and expertise and managerial experience.
Richard J. Lampen, 57 Director since 2002	Mr. Lampen has been our president and chief executive officer since September 2006. Since July 1996, Mr. Lampen has served as executive vice president of Vector Group. Since October 2008, Mr. Lampen has served as president and chief executive officer and a director of Castle Brands Inc. From October 1995 to December 2005, Mr. Lampen served as the executive vice president and general counsel of New Valley, where he also served as a member of its board of directors. Since January 1997, Mr. Lampen has served as a director of CDSI Holdings Inc., an affiliate of New Valley seeking acquisitions or investments, and since November 1998 has been its president and chief executive officer. From May 1992 to September 1995, Mr. Lampen was a partner at Steel Hector & Davis, a law firm in Miami, Florida. From January 1991 to April 1992, Mr. Lampen was a managing director at Salomon Brothers Inc, an investment bank, and was an employee at Salomon Brothers from 1986 to April 1992. Mr. Lampen’s pertinent experience, qualifications, attributes and skills include his knowledge and experience in our company attained through his service as a director of our company since 2002 and as president and chief executive officer since 2006, his industry experience, his managerial experience and the knowledge and experience he has attained through his service as a director of publicly-traded corporations.

Howard M. Lorber, 62 Director since 2001	Mr. Lorber has been vice chairman of our board of directors since July 2006. Previously, Mr. Lorber had been chairman of our board of directors from May 2001 to July 2006. Mr. Lorber has been president and chief executive officer of Vector Group since January 2006 and has served as a director of Vector Group since January 2001. He served as president and chief operating officer of Vector Group from January 2001 to December 2005. From November 1994 to December 2005, Mr. Lorber served as president and chief operating officer of New Valley, where he also served as a director. Mr. Lorber was chairman of the board of directors of Hallman & Lorber Assoc. Inc., consultants and actuaries of qualified pension and profit sharing plans, and various of its affiliates from 1975 to December 2004 and has been a consultant to these entities since January 2005; chief executive officer from November 1993 to December 2006 and executive chairman of the board of directors since January 2007 of Nathan’s Famous, a chain of fast food restaurants; a director of United Capital Corp., a real estate investment and diversified manufacturing company; and a director of Borders Group Inc. since May 2010. He is also a trustee of Long Island University. Mr. Lorber’s pertinent experience, qualifications, attributes and skills include managerial experience, industry knowledge, financial literacy and the knowledge and experience he has attained through his service as a director and chief executive officer of publicly-traded corporations.
Jeffrey S. Podell, 70 Director since 2004	Mr. Podell is a private investor. He also serves as a director of Vector Group. Mr. Podell was a member of the New York State Bar Association from 1965 until March 2010. Mr. Podell’s pertinent experience, qualifications, attributes and skills include managerial experience, financial literacy and the knowledge and experience he has attained through his service as a director of publicly-traded corporations.
Richard J. Rosenstock, 59 Director since 1999	From May 2001 until December 2002, Mr. Rosenstock served as vice chairman of our board of directors and from August 1999 until December 2002, served as our chief operating officer. He also served as our president from August 1999 until May 2001. Since January 2003, Mr. Rosenstock has been a registered representative of Ladenburg Thalmann & Co. Inc., one of our broker-dealer subsidiaries. Mr. Rosenstock was affiliated with Ladenburg Capital Management Inc., one of our subsidiaries, from 1986 until December 2002, serving from May 2001 as Ladenburg Capital Management’s chief executive officer. From January 1994 until May 1998, he served as an executive vice president of Ladenburg Capital Management and was its president from May 1998 until November 2001. Mr. Rosenstock’s pertinent experience, qualifications, attributes and skills include his industry knowledge and the experience he has attained through his service as a director of a publicly-traded corporation.

Jacqueline Simkin, 68 Director since 2011	Ms. Simkin has been the owner and president of Simkin Management Inc., a company which manages investments since 1996. Ms. Simkin has served as a director of Continucare Corporation since September 2008. She was a member of the boards of Alpnet Inc., a publicly-traded information and translation services company, and Thompson Nutritional Technology Inc. from 1998 through 2000. From 1987 to 1995, Ms. Simkin served on the Board of Directors of the Intercontinental Bank. Ms. Simkin served in various management capacities at The Denver Brick Company including serving as the Chairperson and Chief Executive Officer from 1999 through 2001. Ms. Simkin developed real estate from 1976 to 1986 and is a retired member of the British Colombia Bar Association. Ms. Simkin’s pertinent experience, qualifications, attributes and skills include her managerial experience, financial literacy and the knowledge and experience she has attained through her service as a director of publicly-traded corporations.

Mark Zeitchick, 46 Director since 1999	Mr. Zeitchick has been our executive vice president since September 2006. From August 1999 until December 2003, Mr. Zeitchick served as one of our executive vice presidents. Mr. Zeitchick has also been president and chief executive officer of Ladenburg Thalmann & Co. Inc. since September 2006 and a registered representative with Ladenburg Thalmann & Co. Inc. since March 2001. Mr. Zeitchick has been Ladenburg Capital Management’s co-chairman since November 2001. From September 1995 until November 2001, he was an executive vice president of Ladenburg Capital Management. From May 2001 until November 2001, he served as chairman of Ladenburg Capital Management, and became co-chairman in November 2001. Mr. Zeitchick’s pertinent experience, qualifications, attributes and skills include managerial experience, industry knowledge and the knowledge and experience he has attained through his service as a director of a publicly-traded corporation.

Our board recommends that you vote FOR each of the nominees named above.

Executive Officers

Besides Messrs. Lampen and Zeitchick, who are also directors, we have one additional executive officer.

Brett Kaufman, 39 years old, became a vice president in March 2008, became our chief financial officer in April 2008 and became a senior vice president in April 2010. From April 1999 until March 2008, Mr. Kaufman was employed at Bear Stearns Companies Inc., serving in various capacities and most recently as managing director and director of financial planning and analysis in the Controller’s Group. While at Bear Stearns, Mr. Kaufman was responsible for providing strategic leadership and oversight for the company’s financial reporting, planning, budgeting and forecasting initiatives on a worldwide basis. From October 1994 until April 1999, Mr. Kaufman was in the Audit and Business Advisory Services division of PricewaterhouseCoopers LLP. He is a certified public accountant.

PROPOSAL II

ADVISORY VOTE ON EXECUTIVE COMPENSATION (THE SAY ON PAY VOTE)

As required by Section 14A of the Exchange Act, we are seeking a non-binding advisory vote from our shareholders to approve the compensation of our named executive officers as described in the “Compensation Discussion and Analysis” and the executive compensation tables, the footnotes to the tables and narrative information accompanying the tables in this proxy statement. This proposal is also referred to as the say on pay vote.

We have designed our compensation programs to reward employees for producing sustainable growth and profitability to attract and retain high caliber talent and to align compensation with the long-term interests of our shareholders. We believe that our compensation policies and procedures are centered on a pay-for-performance philosophy. Although we have not adopted any formal guidelines for allocating total compensation among various compensation components, we maintain compensation plans that tie a substantial portion of our executives’ overall compensation to the achievement of corporate goals and our success. We believe our compensation program is designed with the appropriate balance of risk and reward consistent with our overall business strategy. In deciding how to vote on this proposal, we urge you to read the “Compensation Discussion and Analysis” section of this proxy statement for details of our executive compensation programs.

Our board recommends that shareholders vote FOR the following resolution:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this proxy statement, including the Compensation Discussion and Analysis, the executive compensation tables, and the related narrative.”

Because your vote is advisory, it will not be binding upon our board, meaning that prior compensation determinations of the board will not be invalidated and the board will not be required to adjust executive compensation programs or policies as a result of the outcome of the vote. However, the board values shareholders’ opinions and the compensation committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Our board recommends that you vote FOR the advisory vote on executive compensation.

PROPOSAL III

Our shareholders have the opportunity to vote on how often they believe the advisory vote on executive compensation should be held in the future. The choices are: every one year, two years or three years.

After thoughtful consideration, our board believes that holding an advisory vote on executive compensation every year is the most appropriate policy for our company and shareholders at this time.

A say on pay vote conducted every year would appropriately complement a number of effective mechanisms already available to shareholders that allow them to communicate with our board regarding executive compensation or any other matter. Shareholders are encouraged to convey their compensation concerns to us on a real-time basis. Shareholders have a variety of corporate governance mechanisms at their disposal for this purpose. These include annual elections of directors, shareholder approval requirements for equity and cash compensation plans, shareholder proposals, letters to individual directors or the entire board and voicing opinions at the annual meeting of shareholders. As with all of these practices, our board will monitor the effectiveness of an annual advisory say on pay vote to ensure it remains a valuable tool for shareholders.

Prior to voting on this proposal, we encourage you to read the “Compensation Discussion and Analysis” and the executive compensation tables, the footnotes to the tables and narrative information accompanying the tables in this proxy statement, which more thoroughly discuss our compensation policies and programs.

This is an advisory vote, which means that this proposal is not binding. Regardless, the compensation committee values the opinions expressed by our shareholders and expects to implement the frequency which receives the greatest level of support from shareholders. While we believe that a vote once every year is the best choice for our company and shareholders, you are not voting to approve or disapprove our recommendation of an annual vote, but rather to make your own choice among a vote once every one year, every two years or every three years. You may also abstain from voting on this item.

Shareholders are being asked to vote on the following resolution:

“RESOLVED, that the Company’s shareholders advise the Company to include a non-binding, advisory vote on the compensation of the Company’s named executive officers pursuant to Section 14A of the Exchange Act every:

•	one year;
•	two years; or
•	three years.”

Our board recommends that you vote for holding the say on pay vote every ONE YEAR.

PROPOSAL IV

RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2011

The Audit Committee has selected and appointed EisnerAmper LLP to act as our independent registered certified public accounting firm for the 2011 fiscal year. EisnerAmper LLP was our independent auditor for the fiscal year ended December 31, 2010. Although shareholder ratification is not required by our bylaws or otherwise, we believe that submitting the appointment of our independent auditor to our shareholders is a matter of good corporate practice. If the appointment is not ratified, the Audit Committee will re-evaluate its appointment, taking into consideration the shareholders’ vote. However, the Audit Committee is solely responsible for the appointment and termination of our auditors and may do so at any time in its discretion. Even if the appointment is ratified, our Audit Committee may engage a different independent auditor at any time during the year if it determines that such a change would be in the best interests of our company and shareholders.

Our board recommends that you vote FOR ratification of the appointment of EisnerAmper LLP as our independent public accounting firm for fiscal 2011.

CORPORATE GOVERNANCE MATTERS

Independence of Directors

We follow the NYSE Amex rules in determining if a director is independent. Our board of directors also consults with our counsel to ensure that the board’s determination is consistent with those rules and all other relevant laws and regulations regarding director independence. In making its independence determinations, our board considered that in the ordinary course of business we may provide commercial and investment banking, financial advisory and other services to some of the independent directors and to business organizations and individuals associated with them. Our board determined that, based on available information, none of these relationships were material or affected the independence of any director. Consistent with these considerations, our board of directors has determined that Messrs. Beinstein, Genson, Gilinski, Krasno and Podell and Ms. Simkin are independent directors. Our other directors are not independent under the NYSE Amex rules because we currently employ them or they have other relationships with us that may result in them not being “independent.” All members of our audit, compensation and nominating committees are independent. Also, our board of directors has affirmatively determined that each member of our audit committee is independent for audit committee purposes based on the more stringent independence standards imposed by applicable NYSE Amex and SEC rules.

Board Meetings and Committees; Attendance at Annual Meeting

The following table shows the current members of each board committee, the directors our board has determined to be independent and the number of meetings held by each committee in 2010.

Director	Independent	Audit	Compensation	Nominating	Executive
Henry C. Beinstein	X	X	X	X
Phillip Frost, M.D.					X
Brian S. Genson	X		X
Saul Gilinski	X	X
Dr. Richard M. Krasno	X		X	X
Richard J. Lampen					X
Howard M. Lorber
Jeffrey S. Podell	X	X
Richard J. Rosenstock
Jacqueline M. Simkin	X	X	X	X
Mark Zeitchick					X
Number of meetings held in 2010	—	8	2	1	Acted by consent

Our board meets regularly during the year and holds special meetings and acts by unanimous written consent whenever circumstances require. During 2010, there were four meetings of the board. All directors attended at least 75% of the aggregate number of meetings of the board and of each committee of which he was a member. Ms. Simkin did not join the board until September 2011; therefore, she was not present at any board or committee meetings in 2010. We expect our directors to attend all board and committee meetings and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. Although we do not have any formal policy regarding director attendance at annual shareholder meetings, we attempt to schedule our annual meetings so that all of our directors can attend. Three directors attended our last annual meeting.

Executive Committee Information

Our executive committee is vested with all the power of the board of directors (other than actions which are vested in other board committees) except: (a) approving or recommending to shareholders actions or proposals required under the Florida Business Corporation Act to be approved by shareholders; (b) filling vacancies on the board of directors or on any committee thereof; (c) adopting, amending or repealing our bylaws; (d) authorizing or approving a repurchase of any of our securities; and (e) authorizing or approving the issuance of any of our securities.

Nominating Committee Information

Our nominating committee oversees the selection of director nominees. The nominating committee considers persons identified by its members, management, investors, investment bankers and others. The nominating committee does not have a written charter, nor does it have any formal criteria for nominees. However, we feel that persons to be nominated should be actively engaged in business endeavors, have an understanding of financial statements, corporate budgeting and capital structure, and be willing to devote significant time to the promotion of the oversight duties of the board of directors of a public company. Although our nominating committee does not have a formal policy with regard to the consideration of diversity in identifying director nominees, its review process is designed so that the board of directors includes members with diverse backgrounds, skills and experience, and represents appropriate financial and other expertise relevant to our business. For more information regarding our nomination process, see the section entitled “Submission of Shareholder Proposals and Nominations” below.

The persons to be elected at our annual meeting are the current directors standing for re-election, other than Ms. Simkin, who was appointed to our board of directors in September 2011 to fill the vacancy created by the resignation of Mr. Eide; therefore, she is standing for election by our shareholders for the first time. There were no arrangements or understandings pursuant to which Ms. Simkin was appointed as a director in September 2011. A non-management director recommended her for consideration by the nominating committee.

Audit Committee Information and Report

Our board has a separately-designated standing audit committee established in accordance with section 3(a)(58)(A) of the Exchange Act.

Our audit committee assists the board in monitoring:

•	the integrity of our financial statements;
•	our independent auditor’s qualifications and independence;
•	the performance of our independent auditor; and
•	our compliance with legal and regulatory requirements.

The audit committee also reviews and approves all related-party transactions.

As required by applicable SEC and NYSE Amex rules, our board has determined that each audit committee member is independent for audit committee purposes and is financially literate and that Mr. Beinstein, who chairs the committee, is an audit committee financial expert as defined by SEC rules.

Under its written charter, which was amended and re-adopted on March 24, 2009 and is available at http://ir.stockpr.com/ladenburg/governance-documents, our audit committee’s responsibilities include, among other things:

•	reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in our Form 10-K;
•	discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;
•	discussing with management and the independent auditor the effect on our financial statements of (i) regulatory and accounting initiatives and (ii) off-balance sheet structures;
•	discussing with management major financial risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies;
•	reviewing disclosures made to the audit committee by our chief executive officer and chief financial officer during their certification process for our Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in our internal controls;

•	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;
•	reviewing and approving all related-party transactions;
•	inquiring and discussing with management our compliance with applicable laws and regulations;
•	pre-approving all auditing services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;
•	appointing or replacing the independent auditor;
•	determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work; and
•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies.

Audit Committee Report

The information contained in this report shall not be deemed “soliciting material” or “filed” with the SEC, nor shall such information be incorporated by reference into any document we file with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that such report is specifically stated to be incorporated by reference into such document.

Our audit committee has met and held discussions with management and EisnerAmper LLP, our independent auditors. Management represented to the committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the audit committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The committee discussed with EisnerAmper LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended and adopted by the Public Company Accounting Oversight Board.

EisnerAmper LLP also provided the audit committee with the written disclosures and letter regarding independence required by the Public Company Accounting Oversight Board regarding the independent auditors’ communication with the audit committee regarding independence. The committee discussed with EisnerAmper LLP and management the auditors’ independence, including with regard to fees for services rendered during the fiscal year and for all other professional services rendered by EisnerAmper LLP.

Based upon the committee’s discussion with management and the independent auditors and the committee’s review of our audited financial statements, the representations of management and the report of the independent auditors to the audit committee, the committee recommended that the board of directors include the audited consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2010.

The Members of the Audit Committee:
Henry C. Beinstein
Saul Gilinski
Jeffrey S. Podell
Jacqueline M. Simkin*

*	Ms. Simkin became a member of the Audit Committee in September 2011.

Board Leadership Structure

We have a separate chairman of the board, Phillip Frost, M.D., and chief executive officer, Richard J. Lampen. We believe that having a non-executive director serve as our chairman allows our chief executive officer to focus on our business, while allowing the chairman to fulfill his fundamental board leadership role, which includes providing advice to, and independent oversight of, our board.

Our board is committed to good corporate governance and believes that it is appropriate for a highly-qualified director to serve as its chairman. Our chairman is responsible for the orderly functioning of our board and enhancing its effectiveness. Our chairman guides board processes, provides input on agenda items and presides at board meetings. Our chairman also acts as a liaison between our board members and our executive management team, consulting regularly and providing guidance on board-related matters.

Board Role in Risk Oversight

Our board’s role in the risk oversight process includes receiving regular reports from senior management on areas of material risk, including operational, financial, legal and regulatory and strategic and reputational risks. In connection with its review of the operations of our business units and corporate functions, our board considers and addresses the primary risks associated with those units and functions. Our board regularly engages in discussions of the most significant risks that we are facing and how we manage these risks.

Also, each board committee, including our audit committee, plays a role in overseeing risk management issues that fall within such committee’s areas of responsibility. Senior management reports on at least a quarterly basis to our audit committee on the most significant risks we face from a financial reporting perspective and highlights any new risks that may have arisen. Our audit committee also meets regularly in executive sessions with our independent registered public accounting firm and reports any findings or issues to our board. In performing its functions, each board committee has access to management and is able to engage advisors. Our board receives regular reports from our committees regarding each committee’s areas of focus.

EXECUTIVE COMPENSATION

This Compensation Overview section discusses the compensation programs and policies for our executive officers and the compensation committee’s role in the design and administration of these programs and policies in making specific compensation decisions for our executive officers.

Compensation Committee

Henry C. Beinstein, Brian S. Genson, Dr. Richard Krasno and Jacqueline Simkin, each of whom is an independent director, currently comprise our compensation committee, which does not have a written charter. The committee’s responsibilities include:

•	establishing the general compensation policy for our executive officers, including our chief executive officer;
•	administering our Qualified Employee Stock Purchase Plan (“QESPP”), our Amended and Restated 1999 Performance Equity Plan (“1999 Plan”) and our 2009 Incentive Compensation Plan (“2009 Plan” and, together with the QESPP and the 1999 Plan, the “Plans”); and
•	determining who participates in these plans, establishing performance goals, if any, and determining specific grants and awards to the participants.

Our compensation committee has established compensation policies designed to provide competitive compensation levels that integrate pay with our annual performance and reward above average corporate performance, recognize individual initiative and achievements and assist us in attracting and retaining qualified executives. Our compensation committee may engage outside advisors, experts and others to assist it in determining executive compensation.

The compensation committee makes all final determinations with respect to executive compensation based on an appraisal of our financial status. Our chief executive officer may make recommendations to the compensation committee relating to the compensation of executive officers, but the compensation committee has full autonomy in determining executive compensation. The compensation committee also considers and approves all director compensation other than standard fees for board and committee service.

Our compensation committee is charged with performing an annual review of our executive officers’ cash and other compensation to determine whether we provide adequate incentives and motivation to executive officers and whether the compensation we provide to our executive officers is comparable to the compensation provided to other executive officers in similarly situated companies.

Compensation Components

The four primary compensation components are base salary, brokerage commissions (for those officers who are registered representatives), cash bonuses and equity awards. We discuss each of these items in more detail below.

Base Salary.  Generally, we set executive base salaries at levels comparable with those of executives in similar positions and with similar responsibilities at comparable companies. We seek to maintain base salary amounts at or near the industry norms, while avoiding paying amounts in excess of what we believe is necessary to motivate executives to meet corporate goals. Base salaries are not anticipated to be the sole component of total annual cash compensation. We review base salaries annually, subject to terms of employment agreements, and our compensation committee seeks to adjust base salaries to realign them with industry norms based on a review of publicly-available compensation information after taking into account individual responsibilities, performance and experience. We do not use specific industry benchmarks, however. As part of the annual compensation review process, the compensation committee in December 2010 increased Mr. Zeitchick’s salary from $250,000 to $325,000, effective January 1, 2011, and in April 2011 increased Mr. Kaufman’s salary from $200,000 to $225,000, effective April 1, 2011.

Brokerage Commissions.  If an executive is a registered representative, part of the executive’s total compensation is a percentage of the brokerage commissions derived from customer accounts for which such executive is the designated account representative. We believe this form of additional compensation helps incentivize our executives who are registered representatives. For each of fiscal 2008, 2009 and 2010, Mark Zeitchick was the only executive officer who was paid brokerage commissions.

Discretionary Cash Bonus.  We grant discretionary cash bonuses to executives and directors, including non-employee directors. This is an important part of executive compensation. These bonuses may exceed base salary amounts and are more closely tied to both company and individual performance. Our compensation committee establishes bonus amounts by taking account of, among other things, a subjective assessment of individual performance, growth in our business through organic growth and acquisitions, satisfaction of financial goals, including EBITDA, as adjusted, changes in shareholder value and the business environment in which we operated during the year. We believe that EBITDA, as adjusted, is correlated to shareholder value creation and therefore is one of the appropriate measures to consider in determining executive compensation. EBITDA, as adjusted, is intended to minimize or eliminate the effect of items that do not directly reflect our performance or individual executive performance. While the compensation committee considers the foregoing objective factors, the actual bonus amount for each executive officer is based on the compensation committee’s subjective assessment of both our overall performance for the year, in the context of the business environment in which we operated, and the contribution that each such individual made to that performance. The compensation committee believes that a discretionary bonus plan is appropriate because objective, short-term financial measures may not fully reflect the underlying reasons for our performance and will not reflect individual executive performance.

In 2010, we granted a $200,000 cash bonus to each of Richard Lampen, our president and CEO, and Mark Zeitchick, our executive vice president and the president and CEO of Ladenburg Thalmann & Co. Inc.; and a $115,000 cash bonus to Bret Kaufman, our senior vice president and chief financial officer. We also granted a $200,000 cash bonus to each of Dr. Phillip Frost, our chairman, and Howard Lorber, our vice-chairman. These bonuses were based on the contributions made by these individuals to our performance in 2010, including the development of new business. Additional considerations for the bonuses for Messrs. Lampen, Zeitchick and Kaufman for 2010 included the firm’s return to positive EBITDA, as adjusted; significant growth in revenues and asset levels at our independent brokerage businesses, together with progress on the consolidation of their back office functions; the benefits obtained from the new clearing agreements, including cost savings and the forgiveness of approximately $2 million of principal and interest under the loan from our clearing firm; and the growth of the investment banking business. Bonus payments for our executive officers in 2010 were higher than those paid in 2009, when no bonuses were paid to Dr. Frost or to Messrs. Lampen and Lorber and a $100,000 bonus was paid to each of Mr. Zeitchick and Mr. Kaufman. The increased amounts were due to our compensation committee’s subjective assessment of our overall performance in the context of the business environment, in which we operated, including increased EBITDA, as adjusted, in 2010 as compared to 2009.

Equity Awards.  We grant stock options and other stock-based awards to incentivize executives for long-term performance and to provide an appropriate balance between our long-term and short-term performance. We believe that providing a meaningful portion of our executives’ total compensation package in stock options and other stock-based awards will align the incentives of our executives with the interests of our shareholders and with our long-term success. The percentage of compensation paid as long-term incentives as compared with cash payments is made through a subjective determination. The compensation committee develops its equity award determinations based on its judgment as to whether the complete compensation packages provided to our executives, including prior equity awards, are sufficient to retain, motivate and adequately award the executives. We generally grant options that vest over a period of three or four years beginning on the first anniversary of the grant date. We believe that this vesting schedule contributes significantly to the retention of our executive officers because they must remain employed for at least one year before they can realize any potential value from an option grant and will need to continue in our employ for the duration of the vesting schedule in order to realize the maximum potential value.

In March 2011, we granted options to purchase 600,000 shares to each of Dr. Frost and Messrs. Lorber, Lampen and Zeitchick and options to purchase 125,000 shares to Mr. Kaufman. The exercise price for these options is $1.28 per share (a premium to the closing market price of $1.02 on the grant date). These options vest in four equal annual installments beginning on the first anniversary of the grant date. In January 2010, we granted options to purchase 1,000,000, 600,000, 600,000, 600,000 and 50,000 shares to Dr. Frost and Messrs. Lorber, Lampen, Zeitchick and Kaufman, respectively. The exercise price for these options is $0.90 per share (a premium to the closing market price of $0.72 on the grant date). These options vest in four equal annual installments beginning on the first anniversary of the grant date.

Equity awards are granted generally through the 1999 Plan and the 2009 Plan. Each of the 1999 Plan and the 2009 Plan is intended to comply with the regulations issued under Section 162(m) of the Internal Revenue Code and is administered by our compensation committee. To the extent permitted under the provisions of these plans, the compensation committee has authority to determine the selection of participants, allotment of shares, price, and other conditions of awards.

Other Compensation.  We maintain various employee benefit plans, including medical, dental, life and disability insurance and 401(k) plans, and these plans are available to all salaried employees. We pay all medical and dental insurance premiums for certain of our executive officers as provided in their respective employment agreements. Commencing in 2011, Mr. Lampen is being reimbursed, on an after-tax basis, for various automobile expenses and health and dental insurance premiums.

Risk Considerations in our Compensation Programs

We have reviewed our compensation structures and policies as they pertain to risk and have determined that our compensation programs do not create or encourage the taking of risks that are reasonably likely to have a material adverse effect on our company.

Tax Considerations

Section 162(m) of the Internal Revenue Code generally disallows a public company’s tax deduction for compensation in excess of $1 million in any taxable year paid to the chief executive officer and the four other most highly compensated officers. The effect of Section 162(m) is substantially mitigated by our net operating losses, although the amount of any deduction disallowed under Section 162(m) could increase our alternative minimum tax by up to 2% of such disallowed amount. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are satisfied. Because our shareholders approved our 1999 Plan and our 2009 Plan, awards under these plans generally qualify as “performance-based” compensation that is fully deductible and not subject to the Section 162(m) deduction limit. In determining executive compensation, our compensation committee considers, among other factors, the possible tax consequences. Tax consequences, including tax deductibility, are subject to many factors (such as changes in the tax laws) that are beyond our control. Also, the compensation committee believes that it is important for it to retain maximum flexibility in designing compensation programs that meet its stated objectives. For these reasons, the committee, while considering tax deductibility as one of the factors in determining compensation, does not limit compensation to those levels or types of compensation that will be deductible by us.

Summary Compensation Table

The following table shows the compensation paid to our officers listed below, who we refer to as Named Executive Officers, for 2010, 2009 and 2008.

Name and Principal Position	Fiscal Period		Salary ($)	Bonus ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Richard J. Lampen, chief executive officer and president(2)	2010		—	200,000	323,640	—	—		523,640
	2009		—	—	—	—	—		—
	2008		—	150,000	591,480	—	—		741,480
Mark Zeitchick, executive vice president; president and chief executive officer of Ladenburg Thalmann & Co. Inc.	2010		250,000	200,000	323,640	—	166,678	(3)	940,318
	2009		250,000	100,000	—	—	205,929	(3)	555,929
	2008		250,000	150,000	591,480	—	464,089	(3)	1,455,569
Brett H. Kaufman, senior vice president and chief financial officer	2010		200,000	115,000	26,970	—	—		341,970
	2009		200,000	100,000	—	—	—		300,000
	2008	(4)	154,616	100,000	226,635	—	54,116	(5)	535,367

(1)	Represents the aggregate grant date fair value of stock options granted for the year ended December 31, 2010 as determined in accordance with FASB ASC Topic 718, rather than an amount paid to or realized by the named executive officer. Assumptions used in the calculation of such amount are included in note 15 to our audited financial statements for the year ended December 31, 2010. The FASB ASC Topic 718 amounts from these grants may never be realized by the named executive officer.
(2)	Does not include payments to Vector Group under the management services agreement with Vector Group described under the caption “Compensation Arrangements for Executive Officers” below.
(3)	Represents commissions earned from customer accounts for which the individual is a designated account representative ($159,264, $199,031 and $457,209 in 2010, 2009 and 2008) and health and dental insurance premiums paid by us.
(4)	Mr. Kaufman became a vice president in March 2008 and became our chief financial officer in April 2008.
(5)	Represents relocation expenses ($13,359), brokerage, legal and other fees in connection with the sale of his house in New York ($30,635) and legal fees in connection with the negotiation of his employment letter with us ($10,122).

Compensation Arrangements for Executive Officers

Richard J. Lampen serves as our president and chief executive officer under a management services agreement with Vector Group. Under this agreement, Vector Group makes Mr. Lampen’s services available to us and will provide, upon our request, other financial and accounting resources, including assistance in complying with Section 404 of the Sarbanes-Oxley Act of 2002, in exchange for an annual fee of $600,000, payable in quarterly installments, and an indemnification by us of Vector Group. The management agreement is terminable by either party on 30 days’ prior notice. In January 2011, we paid a $200,000 discretionary bonus to Mr. Lampen for 2010, which is reflected in the Summary Compensation Table above.

Mark Zeitchick serves as our executive vice president and president and chief executive officer of Ladenburg Thalmann & Co. Inc. Under his employment agreement, Mr. Zeitchick received an annual base salary of $250,000 which was increased to $325,000 for 2011, a percentage of commissions from customer accounts for which he is a designated account representative and a discretionary bonus. In January 2011, we paid a $200,000 discretionary bonus to Mr. Zeitchick for 2010, which is reflected in the Summary Compensation Table above. The base salary increase for Mr. Zeitchick was the first increase in his base salary since 2006. The current term of the agreement with Mr. Zeitchick, which automatically renews for successive one year periods unless terminated by either party upon 30 days’ prior written notice, is through December 31, 2011.

Since April 2008, Brett Kaufman has served as our chief financial officer under the terms of an employment letter providing for a $200,000 annual base salary, which was increased to $225,000 effective April 1, 2011. He is also eligible for an annual discretionary bonus, which was $115,000 for 2010 and is reflected in the Summary Compensation Table above. The employment letter’s initial term expired on December 31, 2009, but it automatically renews for successive one year periods unless terminated by either party 30 days’ prior to the expiration of the then current term. In 2008 we paid $54,116 for Mr. Kaufman’s relocation expenses, for brokerage fees in connection with the sale of his house in New York and for Mr. Kaufman’s legal fees in connection with the negotiation of the employment letter.

Grants of Plan-Based Awards in 2010

The following table shows grants made to our Named Executive Officers in 2010. The grant date fair value of option awards may not be realized by the individuals.

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Option Award(1) ($)
Name		Threshold ($)	Target ($)	Maximum ($)
Richard J. Lampen	1/14/10	—	—	—	600,000	.90	323,640
Mark Zeitchick	1/14/10	—	—	—	600,000	.90	323,640
Brett Kaufman	1/14/10	—	—	—	50,000	.90	26,970

Outstanding Equity Awards at December 31, 2010

The following table summarizes the outstanding option awards held by our Named Executive Officers at December 31, 2010.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Richard J. Lampen	20,000	0		—	0.88	01/09/2012
	20,000	0			0.22	11/14/2012
	20,000	0			0.30	09/16/2013
	20,000	0			0.48	03/02/2015
	600,000	0			0.88	07/17/2016
	20,000	0			1.39	11/05/2016
	20,000	0			2.30	06/28/2017
	450,000	150,000	(1)		2.30	07/25/2017
	300,000	300,000	(2)		1.58	10/30/2018
	0	600,000	(3)		0.90	01/14/2020
Mark Zeitchick	250,000	0		—	0.88	01/09/2012
	125,000	0			1.01	05/25/2014
	150,000	0			0.58	08/17/2015
	600,000	0			0.88	07/17/2016
	450,000	150,000	(1)		2.30	07/25/2017
	300,000	300,000	(2)		1.58	10/30/2018
	0	600,000	(3)		0.90	01/14/2020
Brett H. Kaufman	75,000	75,000	(4)	—	2.30	03/24/2018
	0	50,000	(3)		0.90	01/14/2020

(1)	These options vest July 25, 2011.

(2)	These options vest in two equal annual installments beginning on October 30, 2011.
(3)	These options vest in four equal annual installments beginning on January 14, 2011.
(4)	These options vest in two equal annual installments beginning on March 25, 2011.

Option Exercises and Stock Vested

None of our Named Executive Officers exercised any stock options during 2010.

Pension Benefits

We do not provide pension benefits to our Named Executive Officers.

Stock Options and Warrants Issued Outside of Equity Plans

As of December 31, 2010, stock options issued outside of our equity plans to purchase an aggregate of 4,475,000 shares of our common stock at exercise prices ranging from $0.47 per share to $1.91 per share and warrants to purchase 6,900,000 shares of our common stock at exercise prices ranging from $0.68 per share to $1.91 per share were outstanding. See “Equity Compensation Plan Information” below.

Qualified Employee Stock Purchase Plan

On November 6, 2002, our shareholders approved the QESPP, under which a total of 5,000,000 shares of our common stock are available for issuance. On November 1, 2006, our shareholders approved an amendment to increase the number of shares available for issuance under the plan to 10,000,000 shares. Under this stock purchase plan, as currently administered by the compensation committee, all full-time employees may use a portion of their salary to acquire shares of our common stock during designated periods. Designated periods have been initially set at three months long and commence on January 1st, April 1st, July 1st and October 1st of each year and end on March 31st, June 30th, September 30th and December 31st of each year. On the first day of each such period, known as the “date of grant,” each participating employee is automatically granted an option to purchase shares of our common stock to be automatically exercised on the last trading day of the three-month purchase period comprising an option period. The last trading day of an option period is known as an “exercise date.” On the exercise date, amounts withheld during the period will be applied to purchase shares for the employee from us. The purchase price will be 95% of the last sale price of our common stock on the exercise date. As of December 31, 2010, 4,107,090 shares of common stock had been issued under the QESPP.

Potential Termination or Change in Control Payments

Mark Zeitchick and Brett H. Kaufman have employment agreements with us that provide for potential payments in the event of their termination.

Under Mr. Zeitchick’s employment agreement, if his employment is terminated for any reason other than death, we are required to pay to Mr. Zeitchick all compensation owed under the agreement as of the termination date and all premiums necessary to maintain medical insurance for him and his family, providing coverage no less extensive than that in effect on the date hereof, and pay for any required deductibles under such insurance, until the earlier of (i) two years after his termination or (ii) until he receives similar coverage, without pre-existing condition limitations, after the expiration of any waiting periods, from a subsequent employer, as well as the cost of insurance, hospitalization, medical or other benefits we make available to our employees. The total estimated payment in the event Mr. Zeitchick’s employment had been terminated on December 31, 2010 for any reason other than his death was approximately $18,000. In the event of Mr. Zeitchick’s death, we are required to pay to, or on behalf of, Mr. Zeitchick’s spouse or designated beneficiary, if he is survived by a spouse or designated beneficiary, or if not, to his estate, for one year from the date of death, all compensation owed under the agreement as of the termination date and all premiums necessary to maintain medical insurance for his family, providing coverage no less extensive than that in effect on the date of the agreement, any required deductibles under such insurance, as well as the cost of insurance, hospitalization, medical or other benefits made available by us to our employees so that Mr. Zeitchick’s beneficiary may participate. The total estimated payment in the event Mr. Zeitchick’s employment had been terminated on December 31, 2010 as a result of his death was approximately $0.

Under the terms of the employment letter with our current senior vice president and chief financial officer, Brett Kaufman, we are required to pay Mr. Kaufman a severance amount equal to his annual base salary ($200,000 at December 31, 2010) due to his termination by us without “Cause” or by him for “Good Reason.” In the event that Mr. Kaufman’s employment is terminated due to death or “Disability,” Mr. Kaufman will be entitled to receive a pro-rata bonus for the year of termination based on his bonus for the prior year ($115,000 in the case of any termination in 2011). Also, Mr. Kaufman and his family will be entitled to receive subsidized health and dental benefits for a period of up to 18 months following any termination due to death, “Disability,” without “Cause” or with “Good Reason” (approximately $30,000 at December 31, 2010). The total estimated payment in the event Mr. Kaufman’s employment had been terminated on December 31, 2010 as a result of his death or disability was approximately $130,000.

Mr. Kaufman’s employment letter defines “Cause”, “Disability” and “Good Reason” as follows:

•	Cause means: (i) conviction of, or the entry of a plea of guilty or nolo contendere to, a felony, (ii) alcoholism or drug addiction which materially impairs Mr. Kaufman’s ability to perform his duties, (iii) continued, intentional and willful failure to substantially and materially perform his material duties and responsibilities after receipt of written notice and failure to cure within 30 days of such notice, (iv) willful and deliberate misconduct that results, or is reasonably likely to result, in material and demonstrative harm to us or our subsidiaries or affiliates, or (v) substantial impairment from performing his duties for a period of longer than 60 consecutive days or more than 120 days as a result of an action taken by a regulatory body or self-regulatory agency.
•	Disability means that Mr. Kaufman, as a result of incapacity due to physical or mental illness, has been substantially unable to perform his normal duties for an entire period of six consecutive months, and has not returned to the substantial performance of his duties on a full-time basis within 30 days after written notice of termination is given by us after such six-month period.
•	Good Reason means: (i) a material diminution in duties or responsibilities, (ii) failure to appoint or elect Mr. Kaufman as our senior vice president and chief financial officer or his removal from such position, (iii) a reduction in his base salary, (iv) relocation of his office to a location outside of Miami, Florida (other than in connection with travel necessary to perform his duties), or (v) a material breach by us of his employment letter, an indemnification agreement between us or any equity agreement between us, including, without limitation, the failure of any successor to all or substantially all of our assets to assume our obligations under the employment letter and the indemnification agreement.

Also, certain of our option agreements contain clauses that provide that in the event of a change in control of our company, or upon the death or disability of the optionholder, all stock options under such an agreement become fully vested. The unrealized value of in-the-money, unvested stock options subject to accelerated vesting are shown below as potential payments to the Named Executive Officers. The unrealized value was calculated by multiplying the number of unvested shares under “Outstanding Equity Awards at December 31, 2010” above by the closing price of a share of common stock on December 31, 2010 ($1.17), then deducting the aggregate exercise price of the unvested stock options.

Name	Change-in-Control ($)	Death ($)	Disability ($)
Richard J. Lampen	162,000	162,000	162,000
Mark Zeitchick	162,000	162,000	162,000
Brett H. Kaufman	13,500	13,500	13,500

Director Compensation

Directors who are also employees receive no cash compensation for serving as directors. Each of our non-employee directors receives annual director fees of $20,000, payable in quarterly installments. Audit committee, compensation committee and nominating committee members each receive an additional annual fee of $10,000, $5,000 and $5,000, respectively. The chairman of the executive committee (if he is not an employee) receives an additional annual fee of $100,000. Also, each non-employee director receives $1,000 and $500 per board and committee meeting, respectively, that he attends. Upon their election or re-election, as the case may be, we grant our non-employee directors ten-year options under our 1999 Plan or 2009 Plan to purchase 20,000 common shares at fair market value on the grant date. We also reimburse directors for costs incurred in attending board and committee meetings.

In addition, for 2010, we paid a discretionary bonus of $200,000 in January 2011 to each of Phillip Frost, M.D., our chairman, and Howard Lorber, our vice-chairman, as a result of our subjective determination of their individual contributions to our company. In March 2011, we granted each of Dr. Frost and Mr. Lorber an option to purchase 600,000 shares of our common stock at an exercise price of $1.28 per share (a premium to the closing market price of $1.02 on the grant date).

The following table summarizes non-employee director compensation for 2010. Compensation for directors who are also Named Executive Officers is included in the Summary Compensation Table above. Mr. Eide resigned from the board in September 2011.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards(1) ($)	Total ($)
Henry C. Beinstein	49,500	—	15,476	64,976
Robert J. Eide	49,000	—	15,476	64,476
Phillip Frost, M.D.	322,000	—	15,476	337,476
Brian S. Genson	30,000	—	15,476	45,476
Saul Gilinski	36,000	—	15,476	51,476
Howard M. Lorber	223,000	—	15,476	238,476
Dr. Richard M. Krasno	35,500	—	15,476	50,976
Jeffrey S. Podell	36,500	—	15,476	51,976

(1)	Represents the aggregate grant date fair value of stock options granted for the year ended December 31, 2010 as determined in accordance with FASB ASC Topic 718, rather than an amount paid to or realized by the director. Assumptions used in the calculation of such amount are included in note 15 to our audited financial statements for the year ended December 31, 2010. The FASB ASC Topic 718 amounts from these grants may never be realized. The aggregate number of outstanding option awards at December 31, 2010 was as follows:

Name	Aggregate Number of Option Awards Outstanding
Henry C. Beinstein	180,000
Robert J. Eide	120,000
Phillip Frost, M.D.	4,140,000
Brian S. Genson	120,000
Saul Gilinski	100,000
Howard M. Lorber	1,680,000
Dr. Richard M. Krasno	100,000
Jeffrey S. Podell	120,000

Compensation Committee Interlocks and Insider Participation

In 2010, none of our executive officers or directors was a member of the board of directors of any other company where the relationship would be considered a committee interlock under SEC rules.

Equity Compensation Plan Information

The following table contains information at December 31, 2010 regarding our equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders	18,440,240		$1.35	25,280,654	(1)
Equity compensation plans not approved by security holders	11,375,000	(2)(3)(4)(5)(6)	$1.33	—

(1)	Consists of approximately 1,723,154 million shares available for future issuance under our 1999 Plan and 23,557,500 under the 2009 Plan.
(2)	Includes warrants to purchase 2,900,000 shares of our common stock at $0.96 per share, issued to former shareholders of Capitalink, L.C. During 2010, the exercise price of warrants to purchase 2,300,000 shares of common stock was adjusted to $0.68.
(3)	Includes warrants to purchase 1,500,000 shares of our common stock at $0.94 per share, issued to acquire Broadwall Capital LLC.
(4)	Includes warrants to purchase 500,000 shares of our common stock at $0.95 per share, which we issued to acquire a 10% interest in the Florida Value Fund.
(5)	Includes warrants to purchase 2,000,000 shares of our common stock at $1.91 per share, issued to an affiliate of our chairman of the board and our principal shareholder, under a credit agreement in connection with the Investacorp acquisition.
(6)	Includes non-plan options described below.

In September 2006, Ladenburg engaged several employees of BroadWall Capital LLC to continue as employees of Ladenburg. We granted to such individuals ten-year options to purchase an aggregate of 1,500,000 shares of our common stock exercisable at $0.94 per share. At December 31, 2010, options to purchase 1,475,000 shares remained outstanding and are currently vested.

In connection with the 2007 Investacorp acquisition, we granted Investacorp’s chairman options to purchase 3,000,000 shares of our common stock at $1.91 per share. These options are currently vested and have a ten-year term.

At December 31, 2010, the warrants and options listed above were our only equity compensation not issued under an equity compensation plan approved by our shareholders.

Certain Relationships and Related Transactions

Related party policy

Our Code of Business Conduct and Ethics requires us to avoid related party transactions that could result in actual or potential conflicts of interest, except under guidelines approved by our board or audit committee. Related-party transactions are defined as transactions in which:

•	the aggregate amount involved is expected to exceed $120,000 in any calendar year;
•	we or any of our subsidiaries is a participant; and

•	any (a) executive officer, director or director nominee, (b) five percent or greater beneficial owner of our common stock, or (c) immediate family member, of the persons listed in clauses (a) and (b), has or will have a material interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity).

A conflict of interest can arise when a person takes actions or has interests that may make it difficult for such person to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position. Our audit committee, under its charter, reviews and approves related-party transactions to the extent we enter into such transactions.

The audit committee considers all relevant factors when determining whether to approve a related party transaction, including:

•	whether the transaction is on terms no less favorable to us than terms generally available to an unaffiliated third-party under the same or similar circumstances; and
•	the extent of the related party’s interest in the transaction.

A director may not participate in the approval of any transaction in which he is a related party, but must provide the audit committee with all material information concerning the transaction. Also, we require each of our directors and executive officers to complete a directors’ and officers’ questionnaire annually that elicits information about related-party transactions. These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

Related party transactions

In August 2011, we entered into an agreement to acquire Securities America Financial Corporation from Ameriprise Financial, Inc., which we refer to as Ameriprise. In connection with the execution of such agreement, we entered into a financing commitment letter with Frost Nevada Investments Trust, which we refer to as Frost Nevada, an affiliate of Dr. Phillip Frost, our chairman of the board and our principal shareholder. Frost Nevada has agreed, subject to the terms and conditions contained in the commitment letter, to provide a loan in an aggregate principal amount of up to $170 million, a portion of the proceeds of which would be used by us to fund a portion of the purchase price for the acquisition. A special committee of our board of directors was formed by joint action of the board and the audit committee to review and consider the terms of the loan transaction contemplated by the commitment letter, and, upon such review and consideration, which included the advice of the special committee’s independent financial advisor, the special committee determined that the proposed financing is fair from a financial point of view to the company and its unaffiliated shareholders.

In connection with our acquisition of Investacorp in 2007, we entered into a $30,000,000 revolving credit agreement with an entity affiliated with Dr. Phillip Frost. Borrowings under the credit agreement bear interest at a rate of 11% per annum, payable quarterly. On August 25, 2009, the revolving credit agreement was amended to extend the maturity date to August 25, 2016, and, on August 16, 2011, in connection with our proposed acquisition of Ameriprise, the revolving credit agreement was amended to increase available borrowings thereunder by $10,000,000 to an aggregate of $40,000,000. The note issued under the credit agreement contains customary events of default, which if uncured, entitle the holder to accelerate the due date of the unpaid principal amount of, and all accrued and unpaid interest on, such note. The largest aggregate principal amount outstanding under this facility since January 1, 2010 was $25,950,000. In 2010, we paid $16,200,000 in principal and $2,258,853 was earned under this facility. The aggregate principal amount outstanding under this facility at December 31, 2010 was $16,950,000.

Howard Lorber is a consultant to Hallman & Lorber Associates, Inc., a private consulting and actuarial firm, and related entities, which receive commissions from insurance policies written for us and our subsidiaries. These commissions were approximately $208,000 in 2010. Hallman & Lorber Associates, Inc. and such related entities continue to provide services to us and our subsidiaries during 2011.

Robert J. Eide, formerly a member of our board, is chairman and chief executive officer of Aegis Capital Corp., a brokerage firm which does business with Ladenburg Thalmann & Co. Inc. in the ordinary course on customary terms. Such firm has acted as a selected dealer in several securities offerings in which Ladenburg was a lead underwriter, and commissions and fees paid to Aegis Capital Corp. for these 2010 securities offering were $289,000. We anticipate such amounts will exceed $120,000 for 2011.

In September 2006, we entered into a management services agreement with Vector Group under which Vector Group agreed to make available to us the services of Richard J. Lampen, Vector Group’s executive vice president, to serve as our president and chief executive officer and to provide certain other financial and accounting services, including assistance with complying with Section 404 of the Sarbanes-Oxley Act of 2002. In consideration for such services, we currently pay Vector Group a $600,000 annual fee plus any direct, out-of-pocket costs, fees and other expenses incurred by Vector Group or Mr. Lampen in providing such services, and have agreed to indemnify Vector Group for any liabilities arising out of the provision of the services. We paid $600,000 in 2010 to Vector Group under this agreement. The agreement is terminable by either party upon 30 days’ prior written notice.

In March 2007, we entered into an office lease with Frost Real Estate Holdings, LLC, an entity affiliated with Dr. Phillip Frost, for the five-year period ending January 31, 2012. The lease is for 15,831 square feet of space in the office building in Miami, Florida, where our principal executive offices and a branch office of Ladenburg Thalmann & Co. Inc. are located. The rent is inclusive of operating expenses, property taxes and parking. Rental payments for 2010 amounted to approximately $512,000. We received the advice of a commercial real estate firm at the time we entered into the lease that the lease terms were as fair as could have been obtained from an unaffiliated third party.

In September 2010, Investacorp, Inc. entered into an office lease with Frost Real Estate Holdings, LLC for a five-year lease ending in September 2015. The lease is for 11,475 square feet of space in the office building in Miami, Florida, where our principal executive offices and a branch office of Ladenburg Thalmann & Co. Inc. are located. Rental payments for 2010 amounted to approximately $84,000. We received the advice of a commercial real estate firm at the time we entered into the lease that the lease terms were as fair as could have been obtained from an unaffiliated third party.

Ladenburg Thalmann & Co. Inc employs Richard J. Rosenstock, a director, Richard Sonkin, the brother-in-law of Richard J. Rosenstock, and Steven Zeitchick, the brother of director Mark Zeitchick. In 2010, (i) Richard J. Rosenstock received approximately $214,000 in compensation, (ii) Richard Sonkin received approximately $208,000 in compensation and (iii) Steven Zeitchick received approximately $210,000 in compensation. It is anticipated that each of these individuals will receive in excess of $120,000 in compensation from us in 2011.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers, directors and persons who beneficially own more than ten percent of our common stock to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on our review of copies of these forms furnished to us and representations made to us that no other reports were required, we are not aware of any late or delinquent filings required under Section 16(a) for fiscal 2010.

Independent Auditors

EisnerAmper LLP

For the fiscal years ended December 31, 2010 and 2009, EisnerAmper LLP served as our independent registered certified public accounting firm. A representative from EisnerAmper LLP is expected to attend the annual meeting and will have the opportunity to make a statement and answer appropriate questions from shareholders.

EisnerAmper LLP billed us the following amounts for professional services rendered for 2010 and 2009:

	2010	2009
	(in thousands)
Audit fees	$675	$720
Audit-Related fees	—	—
Tax fees	—	—
All other fees	26	106
Total fees	$701	$826

Audit Fees include fees for services performed by EisnerAmper LLP relating to the integrated audit of the consolidated annual financial statements and internal control over financial reporting, the review of financial statements included in our quarterly reports on Form 10-Q and statutory and regulatory filings or engagements.

Audit-Related Fees would include fees for assurance and related services performed by EisnerAmper LLP that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees”.

Tax Fees would include fees for professional services rendered by EisnerAmper LLP for tax compliance, tax advice and tax planning.

All Other Fees include fees for products and services provided by EisnerAmper LLP, other than the services reported above. The services performed primarily involved due diligence, review of corporate filings and research of various accounting and tax issues.

Audit Committee Pre-Approval Policy

Our audit committee pre-approves the engagement of EisnerAmper LLP to render audit and non-audit services. Our audit committee approved all of the fees referred to in the sections entitled “Audit Fees,” “Audit-Related Fee,” “Tax Fees” and “All Other Fees” above.

Solicitation of Proxies

We are paying the cost of soliciting proxies. Besides the use of the mails, we may solicit proxies by personal interview, telephone, e-mail or similar means. No director, officer or employee will be specially compensation for these activities. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for expenses incurred in sending proxy material to beneficial owners of our stock.

Submission of Shareholder Proposals and Nominations

Shareholder proposals or nominations to be presented at our 2012 annual meeting of shareholders must be received by us no later than June 8, 2012 and must otherwise comply with applicable SEC requirements to be considered for inclusion in the proxy statement and proxy for our 2012 annual meeting. Each proposal should include the exact language of the proposal, a brief description of the matter and the reasons for the proposal, the name and address of the shareholder making the proposal and the disclosure of that shareholder’s number of shares of common stock owned, length of ownership of the shares, representation that the shareholder will continue to own the shares through the shareholder meeting, intention to appear in person or by proxy at the shareholder meeting and material interest, if any, in the matter being proposed.

Shareholder nominations for persons to be elected as directors should include the name and address of the shareholder making the nomination, a representation that the shareholder owns shares of common stock entitled to vote at the shareholder meeting, a description of all arrangements between the shareholder and each nominee and any other persons relating to the nomination, the information about the nominees required by the Exchange Act and a consent to nomination of the person so nominated.

Shareholder proposals and nominations should be addressed to Ladenburg Thalmann Financial Services Inc., Attention: Corporate Secretary, 520 Madison Avenue, 9th Floor, New York, New York 10022.

Any proposal submitted with respect to our 2012 annual meeting of shareholders that is submitted outside the requirements of Rule 14a-8 under the Exchange Act will be considered timely if we receive written notice of that proposal not fewer than 45 days prior to the first anniversary of the date on which we first mailed this proxy statement. However, if the date of our 2012 annual meeting of shareholders is changed by more than 30 days from the date of our 2011 annual meeting of shareholders, then the notice and proposal will be considered untimely if it is not received at least a reasonable time before we mail the proxy statement in respect of our 2012 annual meeting.

Communications with our Board of Directors

Shareholders and interested parties may communicate with our board of directors, any committee chairperson or our non-management directors as a group by writing to the board or committee chairperson in care of Ladenburg Thalmann Financial Services Inc., Attention: Corporate Secretary, 520 Madison Avenue, 9th Floor, New York, New York 10022. Written communications received by the corporate secretary are reviewed for appropriateness. The corporate secretary, in accordance with company policy, at his discretion may elect not to forward items that are deemed commercial, frivolous or otherwise inappropriate for consideration by the board of directors. In such cases, correspondence may be forwarded elsewhere for review and possible response.

Discretionary Voting of Proxies

Under SEC Rule 14a-4, our management may exercise discretionary voting authority under proxies it solicits and obtains for our 2012 annual meeting of shareholders with respect to any proposal presented by a shareholder at such meeting, without any discussion of the proposal in our proxy statement for such meeting, if we do not receive notice of such proposal at our principal office in Miami, Florida, prior to August 22, 2012.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on November 10, 2011.

This proxy statement and the 2010 Annual Report are available at www.ladenburg.com/proxy.

Other Business

We are not aware of any other business to be presented at the annual meeting. If matters not described herein should properly come before the annual meeting, the persons named in the accompanying proxy will use their discretion to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors Richard J. Lampen, President and Chief Executive Officer

Miami, Florida
October 6, 2011

Ladenburg Thalmann Financial Services Inc. — Proxy
Solicited By The Board Of Directors
for Annual Meeting To Be Held on November 10, 2011

The undersigned shareholder(s) of Ladenburg Thalmann Financial Services Inc., a Florida corporation (“Company”), hereby appoints Richard J. Lampen, Mark Zeitchick and/or Brett H. Kaufman, or any of them, with full power of substitution and to act without the other, as the agents, attorneys and proxies of the undersigned, to vote the shares standing in the name of the undersigned at the Annual Meeting of Shareholders of the Company to be held on November 10, 2011 and at all adjournments thereof. This proxy will be voted in accordance with the instructions given below. If no instructions are given, this proxy will be voted FOR ALL NOMINEES in Proposal 1, FOR Proposals 2 and 4 and ONE YEAR in Proposal 3.

1.	Election of the following Directors:

FOR all nominees listed below except as marked to the contrary below ☐	WITHHOLD AUTHORITY to vote for all nominees listed below ☐

Henry C. Beinstein, Phillip Frost, M.D., Brian S. Genson, Saul Gilinski, Dr. Richard M. Krasno, Richard J. Lampen, Howard M. Lorber, Jeffrey S. Podell, Richard J. Rosenstock, Jacqueline M. Simkin and Mark Zeitchick

INSTRUCTIONS:  To withhold authority for any individual nominee, write that nominee’s name in the space below.

2.	Advisory vote on executive compensation (say on pay).

FOR ☐	AGAINST ☐	ABSTAIN ☐
3.	Advisory vote on the frequency of holding the say on pay vote.

1 year ☐	2 years ☐	3 years ☐	ABSTAIN ☐
4.	Approval of ratification of EisnerAmper LLP as independent registered public accounting firm for fiscal 2011.

FOR ☐	AGAINST ☐	ABSTAIN ☐
5.	In their discretion, the proxies are authorized to vote upon such other business as may come before the meeting or any adjournment thereof.
☐	I plan on attending the Annual Meeting.

Date: _____________________, 2011
________________________________________
Signature
________________________________________ Signature if held jointly
Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.